[C&D Technologies Letterhead]

April 3, 2007

Mr. James Papada
Chairman and CEO
Technitrol
1210 Northbrook Drive, Suite 470
Trevose, PA 19053

Dear Jim:

Please be advised that I am resigning as a Director of Technitrol, Inc., effective immediately.

As I previously advised, C&D Technologies, Inc. announced in November 2006 that it was evaluating strategic alternatives for its Power Electronics Division, including the possible sale of that business. Bel Fuse, Inc. has an electronics business similar to C&D's Power Electronics Division and, therefore, cannot be ruled out as a potential candidate for the purchase of C&D's Power Electronics Division. In light of Technitrol's recent announcement of its offer to acquire Bel Fuse, to avoid even the appearance of a potential conflict of interest between my role as CEO of C&D Technologies and my role as a Director of Technitrol, I deem it prudent to resign from the Technitrol Board of Directors.

I would like to thank you and the other Directors of Technitrol for affording me the opportunity to serve on the Board, and I wish all the best for the future success of the company.

Best Regards,

/s/ Jeffrey A. Graves

Jeffrey A. Graves, PhD
President and CEO

c: A. Barton, Chairman, Governance Committee